UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 16, 2018

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(346) 241-3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 16, 2018, American Midstream, LLC (“AM LLC”) and Blackwater Investments, Inc. (“Blackwater Investments” and, together with AM LLC, the “Sellers”), respectively, direct and indirect wholly owned subsidiaries of American Midstream Partners, LP (“AMID”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with IIF Blackwater Holdings, LLC (the “Buyer”), an indirect subsidiary of institutional investors advised by J.P. Morgan Asset Management. Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Sellers have agreed to sell to the Buyer (i) 100% of the issued and outstanding stock of Blackwater Midstream Corp., which indirectly owns the Harvey and Westwego marine liquids terminals located in the Port of New Orleans and the Brunswick marine liquids terminal located in the Port of Brunswick in Georgia (collectively, the “Marine Products Terminals”) and (ii) 100% of the membership interests in American Midstream Terminaling, LLC, which holds certain agreements related to the Marine Products Terminals, for an aggregate purchase price of $210 million, plus balance sheet cash at closing, less the repayment of all indebtedness, and subject to working capital adjustments (the “Transaction”).

The closing of the Transaction is subject to satisfaction or waiver of certain conditions, including: (i) subject to specified materiality standards, the accuracy of the representations and warranties of each party; (ii) compliance by each party in all material respects with its covenants; (iii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) there being no law or injunction prohibiting the consummation of the Transaction; and (v) the parties’ receipt of customary closing deliverables.

The Sellers and the Buyer have made customary representations and warranties in the Purchase Agreement. The Purchase Agreement also contains customary covenants and agreements, including covenants and agreements relating to: (i) the conduct of businesses during the interim period between the execution of the Purchase Agreement and consummation of the Transaction; and (ii) the efforts of the parties to cause the Transaction to be completed, including actions which may be necessary to cause the expiration or termination of the waiting period under the HSR Act. Other than fundamental and tax representations, the representations and warranties contained in the Purchase Agreement will survive the consummation of the Transaction for a period of 12 months from the Closing Date (as defined in the Purchase Agreement). Subject to certain limitations on liability contained in the Purchase Agreement, each Seller has agreed to indemnify the Buyer for breaches of representations and warranties, covenants and certain liabilities, including certain pre-closing tax matters and certain liabilities of the Sellers that are unrelated to the business of the Marine Products Terminals as conducted as of the consummation of the Transaction.

The Purchase Agreement contains certain termination rights for both the Sellers and the Buyer including, but not limited to, the right to terminate the Purchase Agreement in the event that (i) the Transaction has not been consummated on or before September 14, 2018 or (ii) under certain conditions, if there has been a breach of certain representations and warranties or a failure to perform any covenant by the other party.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed with AMID’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

The foregoing summary of the Purchase Agreement has been included, and the Purchase Agreement will be filed, to provide investors and security holders with information regarding the terms of the Purchase Agreement. It is not intended to provide any other factual information about AMID, the Sellers, the Buyer or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by each of the applicable parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates and which may be limited or qualified by confidential disclosure schedules or other documents not required to be filed with the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AMID, the Sellers, the Buyer or any of their respective subsidiaries or affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC
its General Partner

	By:	/s/ Eric Kalamaras
		Name:	Eric Kalamaras
		Title:	Senior Vice President and Chief Financial Officer

June 21, 2018